EXHIBIT 11.1


                 COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                            For the three months ended               For the nine months
                                                   September 30,                     ended September 30,
                                         ----------------------------------   ----------------------------------
                                                2000             1999                2000             1999
                                         ---------------    ---------------   ---------------    ---------------
                                                               (amounts in thousands)
Net loss available for common
     shareholders                             ($584)           ($593)            ($26,790)             ($1,466)
                                             ======           ======             ========              =======

Weighted average common
     shares outstanding used in
     calculating basic and
     diluted net loss per
     common share                             7,119            7,201                7,119                7,206
                                             ======           ======             ========              =======

Basic and diluted net loss per common
     share                                   ($0.08)          ($0.08)              ($3.76)              ($0.20)
                                             ======           ======             ========              =======


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